Exhibit 16.1

December 1, 2010

Securities and Exchange Commission
100 F Street, N.E.,
Washington, D.C. 20549

Commissioners:

We have read the statements made by AVT, Inc. under Item 4.01 of the Form 8-K A/1, which we understand will be filed with the Securities and Exchange Commission dated December 1, 2010.  We agree with the statements concerning our Firm in such Form 8-K A/1.

Very truly yours,

/s/ De Joya Griffith & Company, LLC